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                                                                 EXHIBIT 99.5(q)


                        GOLDMAN SACHS MONEY MARKET TRUST
                               ONE NEW YORK PLAZA
                              NEW YORK, NY  10004



                                        December 29, 1995


Goldman Sachs Asset Management,
a division of Goldman, Sachs & Co.
One New York Plaza
New York, NY  10004


                         INVESTMENT ADVISORY AGREEMENT
                         -----------------------------
                   (FINANCIAL SQUARE MONEY MARKET PLUS FUND)


Dear Sirs:

     Goldman Sachs Money Market Trust (the "Trust") has been organized under the laws of Massachusetts to engage in the business of an investment company. The shares of beneficial interest of the Trust ("Shares") are divided into multiple series, including Financial Square Money Market Plus Fund (the "Fund"), as established pursuant to a written instrument executed by the Trustees of the Trust. Series may be terminated, and additional series established, from time to time by action of the Trustees. The Trust on behalf of the Fund has selected you to act as the investment adviser of the Fund and to provide certain services, as more fully set forth below, and you are willing to act as such investment adviser and to perform such services under the terms and conditions hereinafter set forth. Accordingly, the Trust agrees with you as follows:

     1.  Name of Fund.  The Trust may use any name including the terms
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"Financial Square" or derived from the name "Goldman, Sachs & Co." in connection with the Fund only for so long as this Agreement or any extension, renewal or amendment hereof remains in effect, including any similar agreement with any organization which shall have succeeded to your business as investment adviser. At such time as such an agreement shall no longer be in effect, the Trust (to the extent that it lawfully can) will cause the Fund to cease to use such a name or any other name indicating that it is advised by or otherwise connected with you or any organization which shall have so succeeded to your business.

     2.  Advisory Services.  You will regularly provide the Fund with investment
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research, advice and supervision and will furnish continuously an investment program for the Fund consistent with the investment objectives and policies of the Fund. You will determine what securities shall be purchased for the Fund, what securities shall be held or sold by the Fund, and what portion of the Fund's assets shall be held uninvested, subject always to the provisions of the Trust's Declaration of Trust and By-Laws and of the Investment Company Act of 1940, as amended (the "1940 Act"), and to the investment objectives, policies and restrictions of the Fund, as each of the same shall be from time to time in effect, and subject, further, to such policies and instructions as the Board of Trustees may from time to time establish. You will maintain all books and records with respect to the Fund's securities transactions required to be maintained by an adviser pursuant to the 1940 Act and the rules and regulations thereto and will provide to the Trust's Trustees such periodic and special reports as the Trustees may reasonably request. You shall for all purposes herein be deemed to be an independent contractor and shall, except as otherwise expressly provided or authorized, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

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     3.  Allocation of Charges and Expenses.  You will pay all costs incurred by
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you in connection with the performance of your duties under paragraph 2 other than those costs assumed by the Administrator of the Trust pursuant to the Administration Agreement. You will pay the compensation and expenses of all personnel of yours and will make available, without expense to the Trust, the services of such of your partners, officers and employees as may duly be elected officers or Trustees of the Trust, subject to their individual consent to serve and to any limitations imposed by law. You will not be required to pay any expenses of the Trust other than those specifically allocated to you in this paragraph 3. In particular, but without limiting the generality of the foregoing, you will not be required to pay; (i) fees and expenses of the Administrator of the Trust; (ii) organization expenses of the Trust; (iii) fees and expenses incurred by the Trust in connection with membership in investment company organizations; (iv) brokers' commissions; (v) payment for portfolio pricing services to a pricing agent, if any; (vi) legal, auditing or accounting expenses (including an allocable portion of the costs of your employees rendering legal and accounting services to the Trust); (vii) taxes or governmental fees; (viii) the fees and expenses of the transfer agent of the Trust; (ix) the cost of preparing Share certificates or any other expenses, including clerical expenses of issue, redemption or repurchase of Shares of the Trust; (x) the expenses of and fees for registering or qualifying securities for sale and of maintaining the registration of the Trust and registering the Trust as a broker or a dealer; (xi) the fees and expenses of Trustees of the Trust who are not affiliated with you or the Administrator; (xii) the cost of preparing and distributing reports and notices to shareholders; (xiii) the fees or disbursements of custodians of the Trust's assets, including expenses incurred in the performance of any obligations enumerated by the Declaration of Trust or By-Laws of the Trust insofar as they govern agreements with any such custodian; or (xiv) litigation and indemnification expenses and other extraordinary expenses not incurred in the ordinary course of the Trust's business. You shall not be required to pay expenses of activities which are primarily intended to result in sales of Shares of the Fund.

     4.  Compensation of the Adviser:
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         (a)  For all services to be rendered and payments made as provided in paragraphs 2 and 3 hereof, the Trust on behalf of the Fund will pay you on the last day of each month a fee at an annual rate equal to .075% per annum of the average daily net assets, as defined below, of the Fund. The "average daily net assets" of the Fund are defined as the average of the values placed on the net assets as of 4:00 p.m. (New York time), on each day on which the net asset value of the Fund's portfolio is determined consistent with the provisions of Rule 22c-1 under the 1940 Act or, if the Fund lawfully determines the value of the net assets of its portfolio as of some other time on each business day, as of such time. The value of net assets of the Fund shall be determined pursuant to the applicable provisions of the Declaration of Trust of the Trust. If, pursuant to such provisions, the determination of net asset value is suspended for any particular business day, then for the purposes of this paragraph 4, the value of the net assets of the Fund as last determined shall be deemed to be the value of the net assets as of the close of the New York Stock Exchange, or as of such other time as the value of the net assets of the Fund's portfolio may lawfully be determined, on that day. If the determination of the net asset value of the Shares of the Fund has been suspended pursuant to the Declaration of Trust of the Trust for a period including such month, your compensation payable at the end of such month shall be computed on the basis of the value of the net assets of the Fund as last determined (whether during or prior to such month). If the Fund determines the value of the net assets of its portfolio more than once on any day, the last such determination thereof on that day shall be deemed to be the sole determination thereof on that day for the purposes of this paragraph 4.

         (b) If, in any fiscal year, the sum of the Fund's expenses (including the fee payable pursuant to this paragraph 4, but excluding taxes, interest, brokerage commissions relating to the purchase or sale of portfolio securities, distribution expenses and

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              extraordinary expenses such as for litigation) exceeds the expense limitations, if any, applicable to the Fund imposed by state securities administrators, as such limitations may be modified from time to time, you shall repay or pay to the Fund a portion of your fee for such fiscal year equal to the amount of such excess to the extent required by such expense limitations, provided that the amount of such reimbursement shall not exceed the amount of your fee during such fiscal year.

     (c) In addition to the foregoing, you may from time to time agree not to impose all or a portion of your fee otherwise payable hereunder (in advance of the time such fee or portion thereof would otherwise accrue) and/or undertake to pay or reimburse the Fund for all or a portion of its expenses not otherwise required to be borne or reimbursed by you. Any such fee reduction or undertaking may be discontinued or modified by you at any time.

     5.   Avoidance of Inconsistent Position.  In connection with purchases or
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sales of portfolio securities for the account of the Fund, neither you nor any of your partners, officers or employees will act as a principal or agent or receive any commission. You or your agent shall arrange for the placing of all orders for the purchase and sale of portfolio securities for the Fund's account with brokers or dealers selected by you. In the selection of such brokers or dealers and the placing of such orders, you are directed at all times to seek for the Fund the most favorable execution and net price available. It is also understood that it is desirable for the Fund that you have access to supplemental investment and market research and security and economic analyses provided by brokers who may execute brokerage transactions at a higher cost to the Fund than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, you are authorized to place orders for the purchase and sale of securities for the Fund with such brokers, subject to review by the Trust's Trustees from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful to you in connection with your services to other clients. If any occasion should arise in which you give any advice to your clients concerning the Shares of the Fund, you will act solely as investment counsel for such clients and not in any way on behalf of the Fund. Your services to the Fund pursuant to this Agreement are not to be deemed to be exclusive and it is understood that you may render investment advice, management and other services to others.

     6.  Limitation of Liability of Adviser.  You shall not be liable for any
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error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on your part in the performance of your duties or from reckless disregard by you of your obligations and duties under this Agreement. Any person, even though also employed by you, who may be or become an employee of and paid by the Trust or the Fund shall be deemed, when acting within the scope of his employment by the Trust, to be acting in such employment solely for the Trust and not as your employee or agent.

     7.  Duration and Termination of this Agreement.  This Agreement shall
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remain in force until June 30, 1997 and from year to year thereafter, but only so long as such continuance is specifically approved at least annually by the vote of a majority of the Trustees who are not interested persons of you or of the Trust, cast in person at a meeting called for the purpose of voting on such approval and by a vote of the Board of Trustees or of a majority of the outstanding voting securities of the Fund. The aforesaid requirement that continuance of this Agreement be "specifically approved at least annually" shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder. This Agreement may, on 60 days' written notice, be terminated at any time without the payment of any penalty, by the Board of Trustees, by vote of a majority of the outstanding voting securities of the Fund, or by you. This Agreement shall automatically terminate in the event of its assignment. In interpreting the provisions of this Agreement, the definitions contained in Section 2(a) of the 1940 Act (particularly the definitions of "interested person," "assignment" and "majority of the outstanding voting securities"), as from time to time amended, shall be applied, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission by any rule, regulation or order.

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     8.  Amendment of this Agreement.  No provisions of this Agreement may be
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changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. No amendment of this Agreement shall be effective until approved by vote of the holders of a majority of the outstanding voting securities of the Fund and by the Board of Trustees, including a majority of the Trustees who are not interested persons of you or of the Trust, cast in person at a meeting called for the purpose of voting on such approval.

     9.  Governing Law.  This Agreement shall be governed by and construed in
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accordance with the laws of the State of New York.

     10.  Miscellaneous.  The captions in this Agreement are included for
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convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     The name "Goldman Sachs Money Market Trust" is the designation of the Trustees for the time being under the Declaration of Trust dated December 6, 1978, as amended from time to time, and all persons dealing with the Trust or the Fund must look solely to the property of the Trust or the Fund for the enforcement of any claims against the Trust as neither the Trustees, officers, agents or shareholders assume any personal liability for obligations entered into on behalf of the Trust. The Fund shall not be liable for any claims against any other series of the Trust.

     If you are in agreement with the foregoing, please sign the form of acceptance on the accompanying counterpart of this letter and return such counterpart to the Trust, whereupon this letter shall become a binding contract.


Yours very truly,

                        GOLDMAN SACHS MONEY MARKET TRUST
             (ON BEHALF OF FINANCIAL SQUARE MONEY MARKET PLUS FUND)


Attest:______________________________      By:______________________________
       Michael J. Richman                     Marcia L. Beck
       Secretary                              President of the Trust



The foregoing Agreement is hereby accepted as of the date thereof.

                        GOLDMAN SACHS ASSET MANAGEMENT,
                       A DIVISION OF GOLDMAN, SACHS & CO.


Attest:_______________________________      By:______________________________
       Michael J. Richman                      David B. Ford
       Counsel to the Funds                    Chairman and Chief Executive
                                               Officer

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